Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-251863 on Form S-4 of our reports dated March 12, 2020, relating to the financial statements of Ready Capital Corporation, and the effectiveness of Ready Capital Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ready Capital Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

February 5, 2021